Pricing Supplement No. 3767                     Filed Pursuant to Rule 424(B)(3)
(To Prospectus dated April 9, 2002,             Registration No. 333-84462
as supplemented by Prospectus Supplement dated April 16, 2002)

                                 $1,000,000,000
                      GENERAL ELECTRIC CAPITAL CORPORATION
                 6.625% Public Income NotES (PINES(R)) due 2032

                                  -------------

   We are offering $1,000,000,000 of 6.625% Public Income NotES due June 28, 2032, which we refer to as the "PINES". The PINES will be our senior obligations and will rank on a parity with all of our existing and future unsecured and unsubordinated indebtedness. We will pay interest on the PINES on March 28/th/, June 28/th/, September 28/th/ and December 28/th/ of each year. The first such payment will be on September 28, 2002. We may redeem the PINES, in whole or in part, at any time on or after June 28, 2007 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The PINES will be issued in minimum denominations of $25 and integral multiples thereof.

   We intend to list the PINES on the New York Stock Exchange and expect trading in the PINES on the New York Stock Exchange to begin within 30 days after the original issue date. The PINES are expected to trade "flat", meaning that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the PINES that is not included in the trading price.

                                  -------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this pricing supplement or the related prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

                                  -------------

                                                                      Per PINES     Total
                                                                      --------- --------------
Public Offering Price................................................  100.00%  $1,000,000,000
Underwriting Discounts...............................................    3.15%  $   31,500,000
Proceeds to General Electric Capital Corporation (before expenses)...   96.85%  $  968,500,000

                                  -------------

   The public offering price set forth above does not include accrued interest, if any. Interest on the PINES will accrue from June 28, 2002 and must be paid by the purchaser if the PINES are delivered after June 28, 2002.

   The Underwriters named herein are severally underwriting the PINES being offered. The Underwriters expect to deliver the PINES in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on June 28, 2002.

   "PINES(R)" is a registered service mark of Salomon Smith Barney Inc.

                                  -------------

                              Salomon Smith Barney

                                  -------------


A.G. Edwards and Sons, Inc.
        Merrill Lynch  &  Co.
                    Morgan  Stanley
                                Prudential Securities
                                            UBS Warburg
                                                       Wachovia Securities, Inc.
June 13, 2002

   You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this pricing supplement.

                                 -------------

                               TABLE OF CONTENTS


                              Pricing Supplement
                                                                         Page
                                                                         ----

  Alternative Settlement Date........................................... PS-3
  Ratio of Earnings to Fixed Charges.................................... PS-3
  Description of the PINES.............................................. PS-3
  United States Tax Considerations...................................... PS-6
  Underwriting.......................................................... PS-8

                            Prospectus Supplement
                                                                         Page
                                                                         ----

  Risks of Foreign Currency Notes and Indexed Notes.....................  S-2
  Description of Notes..................................................  S-4
  United States Tax Considerations...................................... S-20
  Plan of Distribution.................................................. S-26
  Legal Opinions........................................................ S-27
  Glossary.............................................................. S-28

                                  Prospectus
                                                                         Page
                                                                         ----

  Where You Can Get More Information on GECC............................    2
  The Company...........................................................    3
  Use of Proceeds.......................................................    3
  Plan of Distribution..................................................    4
  Securities Offered....................................................    5
  Description of Debt Securities........................................    5
  Description of Warrants...............................................    9
  Description of the Preferred Stock....................................   10
  Description of Support Obligations and Interest Therein...............   13
  Legal Opinions........................................................   16
  Experts...............................................................   16

                                 -------------

   In this pricing supplement, the "Company", "we", "us" and "our" refer to General Electric Capital Corporation. Capitalized terms used in this pricing supplement which are defined in the prospectus supplement shall have the meanings assigned to them in the prospectus supplement.

                          ALTERNATIVE SETTLEMENT DATE

   It is expected that delivery of the PINES will be made on or about the date specified on the cover page of this pricing supplement, which will be the eleventh Business Day following the date of this pricing supplement. Under Rule 15c6-1 of the Securities Exchange Commission ("SEC") under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade PINES on the date of this pricing supplement or the next succeeding seven Business Days will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of PINES who wish to trade PINES on the date of this pricing supplement or the next succeeding seven Business Days should consult their own advisors.

                                  THE COMPANY

General

   At March 30, 2002 the Company had outstanding indebtedness totaling $231.585 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 30, 2002 excluding subordinated notes payable after one year was equal to $230.700 billion.

Consolidated Ratio of Earnings to Fixed Charges

   The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                    Year Ended December 31,   Three Months
                    ------------------------     ended
                    1997 1998 1999 2000 2001 March 30, 2002
                    ---- ---- ---- ---- ---- --------------
                    1.48 1.50 1.60 1.52 1.72      1.43

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

                           DESCRIPTION OF THE PINES

General

   We provide information to you about the PINES in three separate documents:

  . this pricing supplement which specifically describes the PINES being offered;

  . the accompanying prospectus supplement which describes the Company's Global Medium-Term Notes, Series A; and

  . the accompanying prospectus which describes generally the debt securities of the Company.

   The PINES are "senior, unsecured debt securities" as described in the accompanying prospectus and prospectus supplement. This description supplements the description of the general terms and provisions of the debt securities found in the accompanying prospectus and prospectus supplement.

   The PINES

  .   will be our senior, unsecured obligations,

  . will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding,

  . will initially be limited in aggregate principal amount to $1,000,000,000; we may, without the consent of the holders, increase such principal amount in the future, on the same terms and conditions and with the same CUSIP number as the PINES being offered hereby,

  .   will mature on June 28, 2032,

  . will be issued in minimum denominations of $25 and integral multiples thereof,

  . will be redeemable at our option, in whole or in part, at any time on or after June 28, 2007 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date, and

  .   are expected to be listed on the New York Stock Exchange.

Quarterly Payments

   Interest on the PINES will accrue from June 28, 2002 at a rate of 6.625% per annum and will be payable initially on September 28, 2002 and thereafter quarterly on March 28/th/, June 28/th/, September 28/th/ and December 28/th/ of each year (each an "Interest Payment Date"). On an Interest Payment Date, interest will be paid to the persons in whose names the PINES were registered as of the record date. With respect to any Interest Payment Date, for so long as the PINES are represented by global securities, the record date will be the close of business on the Business Day prior to the relevant Interest Payment Date, and in the case the PINES are no longer represented by global securities, the record date will be the close of business on the 15/th/ calendar day (whether or not a Business Day) prior to the relevant Interest Payment
Date.

   The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any period shorter than a full quarterly interest period will be computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months. If any Interest Payment Date falls on a Saturday, Sunday, legal holiday or a day on which banking institutions in the City of New York are authorized by law or regulation to close, then payment of interest may be made on the next succeeding Business Day and no additional interest will accrue because of such delayed payment, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

Redemption and Repayment

   The PINES will be redeemable at our option, in whole or in part, at any time on or after June 28, 2007, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. Additionally, we may at any time repurchase PINES at any price in the open market and may hold, resell or surrender such PINES to the Trustee for cancellation. You will not have the right to require us to repay PINES prior to Maturity. The PINES are not subject to any sinking fund provision.

Trading Characteristics

   We expect the PINES to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the PINES that is not included in their trading price. Any portion of the trading price of a PINES that is attributable to accrued and unpaid interest will be treated as ordinary interest income for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the PINES. See generally "United States Tax Considerations".

Book-Entry Only

   The PINES will be issued only in book-entry form through the facilities of the Depositary and will be in denominations of $25 and integral multiples thereof. The PINES will be represented by one or more global securities and will be registered in the name of a nominee of the Depositary. The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants' accounts. By doing so, the Depositary eliminates the need for physical movement of securities. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of which own the Depositary. The Depositary is also owned by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

   Upon the issuance of the global security, the Depositary will credit its participants' accounts on its book-entry registration and transfer system with their respective principal amounts of the PINES represented by such global security. The Underwriters designate which participants' accounts will be credited. The only persons who may own beneficial interests in the global security will be the Depositary's participants or persons that hold interests through such participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of its participants), and on the records of its participants (with respect to interests of persons other than such participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair your ability to transfer your interest in the PINES.

   So long as the Depositary or its nominee is the registered owner of the global security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the PINES represented by such global security for all purposes under the Indenture. Except as provided below or as we may otherwise agree in our sole discretion, owners of beneficial interests in a global security will not be entitled to have PINES represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of PINES in definitive form and will not be considered the owners or holders thereof under the Indenture.

   Principal and interest payments on PINES registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the global security representing such PINES. None of the Company or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security for such PINES or for maintaining, supervising or reviewing any records relating to such beneficial interests.

   We expect that the Depositary for the PINES or its nominee, upon receipt of any payment of principal or interest, will credit immediately its participants accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security for such PINES as shown on the records of the Depositary or its nominee. We also expect that payments by such participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" (i.e., the name of a securities broker or dealer). Such payments will be the responsibility of such participants.

   If the Depositary is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 90 days, we will issue PINES in definitive form in exchange for the entire global security representing such PINES. In addition, we may at any time, and in its sole discretion determine not to have the PINES represented by the global security and, in such event, will issue PINES in definitive form in exchange for the global security representing such PINES. In any such instance, an owner of a beneficial interest in the global security will be entitled to physical delivery in definitive form of PINES represented by such global security equal in principal amount to such beneficial interest and to have such PINES registered in its name. PINES so issued in definitive form will be issued as registered PINES in denominations that are integral multiples of $25.

                       UNITED STATES TAX CONSIDERATIONS

   The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in PINES. The following information replaces the information provided in the prospectus supplement under the caption "United States Tax Considerations". Except as discussed under "Non-U.S. Holders" and "Information Reporting and Backup Withholding," the discussion generally applies only to holders of PINES that are U.S. holders.

   You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the PINES. This summary deals only with U.S. holders that hold PINES as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold PINES as a hedge against currency risk or as a position in a "straddle," conversion or other integrated transaction, tax-exempt organization, certain former citizens, and residents or a person whose "functional currency" is not the U.S. dollar.

   This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary. You should consult your tax adviser about the tax consequences of purchasing or holding PINES, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Payments or Accruals of Interest

   Payments or accruals of interest on PINES will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting).

Purchase, Sale and Retirement of PINES

   Your tax basis in your PINES generally will be its cost, however, your tax basis does not include any portion of your purchase price which represents accrued but unpaid interest. You will generally recognize capital gain or loss on the sale or retirement of your PINES equal to the difference between the amount you realize on the sale or retirement (excluding any amounts attributable to accrued but unpaid interest which will be subject to tax in the manner described under "Payments or Accruals of Interest") and your tax basis in your PINES. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year and 18% where the property is held more than five years.

   The PINES trade "flat," which means that upon the disposition of PINES you will not receive a separate amount representing accrued interest. Notwithstanding the foregoing, the portion of the proceeds you receive upon the disposition of PINES that represents interest that has accrued from the last interest payment date must be treated for U.S. federal income tax purposes (and for U.S. federal income tax reporting purposes) as interest ratherthan disposition proceeds.

Non-U.S. Holders

   If you are a non-resident alien individual or a foreign corporation (a "non-U.S. holder"), the interest income that you derive in respect of the PINES generally will be exempt from the United States federal withholding tax. This exemption will apply to you provided that

  . you do not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and you are not a controlled foreign corporation that is related, directly or indirectly to us through stock ownership, and

  . the beneficial owner provides a statement (generally, an Internal Revenue Service Form W-8BEN) signed under penalties of perjury that includes its name and address and certifies that it is a non-U.S. person in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. person).

   If you are a non-U.S. holder, any gain you realize on a sale, exchange or other disposition of PINES generally will be exempt from United States federal income tax, including withholding tax. This exemption will not apply to you if your gain is effectively connected with you conduct of a trade or business in the United States or you are an individual holder and are present in the United States for 183 days or more in the taxable year of the disposition and either your gain is attributable to an office or other fixed place of business that you maintain in the United States or you have a tax home in the United States.

   United States Federal estate tax will not apply to PINES held by you if at the time of death you were not a citizen or resident of the United States, you did not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and payments of interest on PINES would not have been effectively connected with the conduct by you of a trade or business in the United States.

   For purposes of applying the rules set forth under this heading "Non-U.S. Holders" to PINES held by an entity that is treated as fiscally transparent (for example, a partnership) for U.S. federal income tax purposes, the beneficial owner means each of the ultimate beneficial owners of the entity.

Information Reporting and Backup Withholding

   The paying agent must file information returns with the Internal Revenue Service in connection with payments made on PINES to certain U.S. holders. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of PINES. If you are a U.S. holder, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. If you are a non-U.S. holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim the exemption from withholding tax on interest income described above will satisfy these requirements. The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                                 UNDERWRITING

   Subject to the terms and conditions set forth in a terms agreement dated June 13, 2002 between us and the underwriters named below (the "Underwriters"), incorporating the terms of a distribution agreement dated as of April 16, 2002 between us and the agents named in the prospectus supplement, we have agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, as principals, the respective principal amounts of the PINES set forth below opposite their names.

                                                                           Principal Amount
Underwriter                                                                    of PINES
-----------                                                                ----------------
Salomon Smith Barney Inc..................................................  $  130,000,000
A.G. Edwards and Sons, Inc................................................  $  126,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated........................  $  126,250,000
Morgan Stanley & Co. Incorporated.........................................  $  126,250,000
Prudential Securities Incorporated........................................  $  126,250,000
UBS Warburg LLC...........................................................  $  126,250,000
Wachovia Securities, Inc..................................................  $  126,250,000
Bear, Stearns & Co. Inc...................................................  $    5,000,000
Charles Schwab & Co. Inc..................................................  $    5,000,000
Dain Rauscher Incorporated................................................  $    5,000,000
Deutsche Bank Securities Inc..............................................  $    5,000,000
Fidelity Capital Markets, a division of National Financial Services LLC...  $    5,000,000
H&R Block Financial Advisors, Inc.........................................  $    5,000,000
HSBC Securities (USA) Inc.................................................  $    5,000,000
McDonald Investments, Inc.................................................  $    5,000,000
Quick & Reilly, Inc.......................................................  $    5,000,000
TD Waterhouse, Inc........................................................  $    5,000,000
US Bancorp Piper Jaffray Inc..............................................  $    5,000,000
Wells Fargo Securities, LLC...............................................  $    5,000,000
ABN AMRO Incorporated.....................................................  $    1,750,000
Advest Inc................................................................  $    1,750,000
BB&T Capital Markets......................................................  $    1,750,000
Blaylock & Partners, L.P..................................................  $    1,750,000
C.L. King & Associates, Inc...............................................  $    1,750,000
Crowell, Weedon & Co......................................................  $    1,750,000
D.A. Davidson & Co........................................................  $    1,750,000
Davenport & Company LLC...................................................  $    1,750,000
Doley Securities, Inc.....................................................  $    1,750,000
Fahenstock & Co. Inc......................................................  $    1,750,000
Ferris, Baker Watts, Incorporated.........................................  $    1,750,000
Fifth Third Securities, Inc...............................................  $    1,750,000
J.J.B Hilliard, W.L. Lyons, Inc...........................................  $    1,750,000
Janney Montgomery Scott LLC...............................................  $    1,750,000
Legg Mason Wood Walker, Incorporated......................................  $    1,750,000
Mesirow Financial, Inc....................................................  $    1,750,000
Morgan Keegan & Company, Inc..............................................  $    1,750,000
NatCity Investments, Inc..................................................  $    1,750,000
Parker/Hunter Incorporated................................................  $    1,750,000
Ramirez & Co., Inc........................................................  $    1,750,000
Raymond James & Associates, Inc...........................................  $    1,750,000
Robert W. Baird & Co. Incorporated........................................  $    1,750,000
Ryan, Beck & Co. LLC......................................................  $    1,750,000
Southwest Securities, Inc.................................................  $    1,750,000
Stifel, Nicolaus & Company, Incorporated..................................  $    1,750,000
SunTrust Capital Markets, Inc.............................................  $    1,750,000
Utendahl Capital Partners, L.P............................................  $    1,750,000
Wedbush Morgan Securities, Inc............................................  $    1,750,000
William Blair & Company, LLC..............................................  $    1,750,000
The Williams Capital Group, L.P...........................................  $    1,750,000
                                                                            --------------
   Total..................................................................  $1,000,000,000
                                                                            ==============

   Prior to this offering, there has been no public market for the PINES. We intend to list the PINES on the New York Stock Exchange, and we expect trading in the PINES on the New York Stock Exchange to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the PINES, the Underwriters will undertake to sell the PINES to a minimum of 400 beneficial holders.

   The PINES are a new issue of securities with no established trading market. The Underwriters have advised us that they intend to make a market in the PINES but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the Underwriters can assure you that the trading market for the PINES will be liquid.

   The Underwriters propose to offer some of the PINES directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the PINES to dealers at the public offering price less a concession not to exceed $0.50 per $25 PINES. The Underwriters may allow, and dealers may reallow, a concession not to exceed $0.45 per $25 PINES on sales to other dealers. After the initial offering of the PINES to public, the representatives may change the public offering price and concessions.

   In connection with this offering, Salomon Smith Barney Inc., on behalf of the Underwriters, may purchase and sell PINES in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of PINES in excess of the principal amount of PINES to be purchased by the Underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchase of the PINES in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of PINES made for the purpose of preventing or retarding a decline in the market price of the PINES while the offering is in progress.

   The Underwriters also may impose a penalty bid. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchase PINES originally sold by that syndicate member.

   Any of these activities may have the effect of preventing or retarding a decline in the market price of the PINES. They may also cause the price of the PINES to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the Underwriters commence any of these transactions, they may discontinue them at any time.

   We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriters may be required to make because of any of these liabilities.

   It is expected that delivery of the PINES will be made on or about the date specified on the cover page of this pricing supplement, which will be the eleventh Business Day following the date of this pricing supplement. Under Rule 15c6-1 of the Securities Act of 1933, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade PINES on the date of this pricing supplement or the next seven Business Days will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of PINES who wish to trade PINES on the date of this pricing supplement or the next succeeding seven Business Days should consult their own advisors.